UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): November 16, 2005

____________________

GLOBAL INDUSTRIES, LTD.
(Exact name of registrant as specified in its charter)

Louisiana (State or other jurisdiction of incorporation or organization)	0-21086 (Commission File Number)	72-1212563 (I.R.S. Employer Identification No.0029)
8000 Global Drive		70665
P.O. Box 442, Sulphur, LA (Address of principal executive offices)		70664-0442 (Zip code)

Registrant's telephone number, including area code: (337) 583-5000
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 RESULTS OF OPERATIONS AND FINANCIAL CONDITION

On November 16, 2005, Global Industries, Ltd. issued a press release announcing its operating results for the third quarter and nine months ended September 30, 2005, a copy of which is attached as Exhibit 99.1 to this Report and incorporated by reference into this Item 2.02.

Item 9.01 FINANCIAL STATEMENTS AND EXHIBITS

                (a)            Financial statements of businesses acquired.

                                Not applicable.

                (b)            Pro forma financial information.

            Not applicable.

                (c)            Exhibits.
                                99.1 Global Industries, Ltd. press release dated November 16, 2005.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                GLOBAL INDUSTRIES, LTD.

Date: November 16, 2005                            By: /s/ TIMOTHY W. MICIOTTO
                                                                        Name: Timothy W. Miciotto
                                                                        Title: Senior Vice President/CFO

EXHIBIT INDEX

EXHIBIT
NUMBER                EXHIBIT DESCRIPTION

99.1                          Press Release dated November 16, 2005

EXHIBIT 99.1

                                                                                                      For Immediate Release
PRESS RELEASE                                                                        Contact: William Dore' Jr.
                                                                                                      Tel: 281.529.7979

111605.01

Global Industries, Ltd. Announces Operating Results for the Third Quarter and Nine Months Ended September 30, 2005

Carlyss, Louisiana, (November 16, 2005) Global Industries, Ltd. (NASDAQ: GLBL) announced results for the quarter and nine months ended September 30, 2005. Revenues were $168.0 million for the third quarter of 2005, an improvement of $37.6 million, or 29%, over the same period a year ago. Gross profit was $25.6 million for the quarter, an improvement of $8.4 million compared to last year's third quarter. Due in part to the $18.0 million gain on asset sales reported in the third quarter of 2004, income from continuing operations, net of taxes, decreased $13.2 million to $4.8 million, or $0.04 per diluted share, for the third quarter, as compared to income from continuing operations, net of taxes, of $18.0 million or $0.16 per diluted share for the same period last year. The Company reported diluted earnings per share, of $0.04 for the third quarter of 2005 compared to  $0.17  per share for the comparable period in 2004.

Included in the third quarter 2005 income from continuing operations, net of taxes, is approximately $2.7 million or $0.02 per diluted share related to gains on the disposition of assets. Also included in the third quarter 2005 income from continuing operations are charges totaling approximately $3.9 million, net of taxes, or a total of $0.03 per diluted share related to an uninsured equipment failure, a dispute settlement with a client, and interest incurred on a foreign tax settlement.  In addition, third quarter 2005 income from operations, net of taxes, was reduced by uncompensated weather down time and productivity issues on five projects in our Latin America and Asia Pacific segments of approximately $7.8 million or $0.07 per diluted share and $4.2 million  or $0.04 per diluted share, respectively.

Revenues for the nine months ended September 30, 2005 increased $222.6 million, or 76%, to $514.7 million from the same period last year. Gross profit was $87.4 million for the nine months, an improvement of $66.2 million compared to the first nine months of last year.  Income from continuing operations, net of taxes, was $24.7 million, an improvement of $23.6 million over the comparable period in the prior year. Diluted earnings per share were $0.21 for the first nine months of 2005 compared to $0.01 per share for the same period last year.

William J. Dore', Global's Chairman and Chief Executive Officer, said, "While I am pleased to announce continuing trends of positive earnings, I was disappointed that our margins on our Latin America and Asia Pacific segments were negatively impacted by a total of nine named tropical storms, as well as productivity issues. We experienced significant increases overall in our revenues and gross profit in each of our divisions.  The effects of Hurricane Katrina have resulted in significantly increased activity in our Gulf of Mexico segments and we are experiencing increases in activities worldwide. During the third quarter, we booked $340.9 million of new work resulting in a September 30, 2005 backlog of $607.3 million, the largest backlog in the Company's history, as compared to a backlog of $179.1 million at the end of the same period last year."

A conference call will be held at 9:00 a.m. Central Time on Thursday, November 17, 2005. Anyone wishing to listen to the conference call may dial 888.790.9477 or 210.234.9633 and ask for the "Global Third Quarter Earnings" call. Phone lines will open fifteen minutes prior to the start of the call. The call will also be webcast in real time on the Company's website at www.globalind.com, where it will also be archived for anytime reference until December 2, 2005.

All individuals listening to the conference call or the replay are reminded that all conference call material is copyrighted by Global and cannot be recorded or rebroadcast without Global's express written consent.

Global Industries provides pipeline construction, platform installation and removal, diving services, and other marine support to the oil and gas industry in the Gulf of Mexico, West Africa, Asia Pacific, the Mediterranean, Middle East/India, South America, and Mexico's Bay of Campeche. The Company's shares are traded on The NASDAQ National Market under the symbol "GLBL."

This press release may contain forward-looking information based on current information and expectations of the Company that involve a number of risks, uncertainties, and assumptions. Among the factors that could cause the actual results to differ materially are: industry conditions, prices of crude oil and natural gas, the Company's ability to obtain and the timing of new projects, and changes in competitive factors. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual outcomes could vary materially from those indicated.

	Set forth are the Company's results of operations and selected balance sheet amounts for the periods indicated
	(In thousands, except per share amounts)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Results of Operations	2005	2004	2005	2004
Revenues	$168,043	$130,389	$514,658	$292,116
Cost of Operations	142,489	113,169	427,273	270,914
Gross Profit	25,554	17,220	87,385	21,202
Net (Gain) Loss on Asset Disposal	(2,685)	(18,188)	(5,300)	(18,135)
Selling, General and Administrative Expenses	12,237	8,804	36,912	28,498
Operating Income (Loss)	16,002	26,604	55,773	10,839
Other Expense (Income):
Interest Expense	3,278	3,531	8,142	10,139
Other	(1,194)	(155)	(2,740)	815
Income (Loss) From Continuing Operations
Before Income Taxes	13,918	23,228	50,371	(115)
Income Taxes (Benefit)	9,085	5,202	25,689	(1,222)
Income (Loss) From Continuing Operations,
Net of Taxes	4,833	18,026	24,682	1,107
Income (Loss) From Discontinued Operations,
Net of Taxes	--	854	--	(197)
Net Income (Loss)	$4,833	$18,880	$24,682	$910

Basic Earnings Per Common Share:
Earnings (Loss) From Continuing Operations	$0.04	$0.16	$0.22	$0.01
Income (Loss) From Discontinued Operations	--	0.01	--	--
Basic Earnings (Loss) Per Share	$0.04	$0.17	$0.22	$0.01

Diluted Earnings Per Common Share:
Earnings (Loss) From Continuing Operations	$0.04	$0.16	$0.21	$0.01
Income (Loss) From Discontinued Operations	--	0.01	--	--
Diluted Earnings (Loss) Per Share	$0.04	$0.17	$0.21	$0.01

Weighted Average Common Shares
Outstanding:
Basic	113,052,000	111,031000	112,828,000	107,892,000
Diluted	116,006,000	111,897,000	115,381,000	108,180,000

Other Data
Depreciation and Amortization	$15,447	$13,719	$40,655	$31,626
Deferred Income Taxes (Benefit)	(3,273)	9,555	9,037	80
Backlog at September 30, 2005 and 2004			607,275	179,058

	Set forth are the Company's results of operations for the periods indicated
	(In thousands)
	Three Months Ended		Nine Months Ended
	September 30		September 30
Reportable Segments	2005	2004	2005	2004
Total Segment Revenues
Offshore Construction Division
Gulf of Mexico	$45 342	$10,947	$91,331	$37,102
West Africa	35	(10,211)(a)	9,355	6,872(a)
Latin America	69,223	93,589	231,684	153,654
Asia Pacific	42,320	17,889	101,239	56,026
Middle East	934	8,319	28,041	8,500
Subtotal	157,854	120,533	461,650	262,154
Global Divers and Marine Contractors
Gulf of Mexico	14,452	9,173	38,151	24,223
West Africa	(76)	--	169	525
Latin America	8,459	4,529	22,013	8,291
Middle East	2,846	4,540	35,147	16,214
Subtotal	25.681	18,242	95,480	49,253
Total	$183.535	$138,775	$557,130	$311,407

Intersegment elimination	(15,492)	(8,386)	(42,472)	(19,291)
Total segment revenues from external customers	$168,043	$130,389	$514,658	$292,116

Income (Loss) from Continuing Operations
Before Income Taxes
Offshore Construction Division
Gulf of Mexico	$10,950	$19,011(b)	$27,626	$1,533(b)
West Africa	(5,810)	(16,307)(a)	(13,469)	(14,757)(a)
Latin America	1,098	16,548	(708)	21,050
Asia Pacific	(588)(c)	1,559	(500)(c)	(5,128)
Middle East	(1,740)	(1,463)	6,022	(7,204)
Subtotal	5,086	19,348	18,971	(4,506)
Global Divers and Marine Contractors
Gulf of Mexico	6,057	1,542	14,448	(1,145)
West Africa	(142)	(16)	(58)	(69)
Latin America	2,738	1,074	6,194	1,969
Middle East	76	772	9,968	3,846
Subtotal	8,729	3,372	30,552	4,601
Other	103	508(d)	848	(210)(d)
Total	13,918	23,228	50,371	(115)

(a)	Includes a charge of approximately $10.8 million related to an adverse arbitration ruling
(b)	Includes a gain of approximately $16.8 million from the sale of one construction vessel
(c)	Includes a gain of approximately $2.7 million from the sale of two vessels
(d)	Includes a gain of approximately $1.2 million from the sale of the Lafayette, Louisiana property

	As of	As of
Selected Balance Sheet Amounts	September 30, 2005	December 31, 2004
Cash	$136,291	$143,161
Working Capital (including cash)	211,253	152,202
Total Assets	788,191	704,787
Debt	77,220	81,180
Shareholders' Equity	484,107	450,728